Exhibit 21.1

Exterran Partners, L.P. and Subsidiaries

Company Listing as of December 31, 2014

Company	Ownership	Incorporation

EXLP Leasing LLC	Wholly owned	Delaware
EXLP Operating LLC	Wholly owned	Delaware
EXLP Finance Corp.	Wholly owned	Delaware